Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com

Marriott Vacations Worldwide Completes Securitization of Vacation Ownership Loans
ORLANDO, Fla. – October 10, 2019 – Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today the completion of a securitization of a pool of approximately $315 million of vacation ownership loans. Approximately $236 million of the loans were purchased on October 10, 2019 by MVW 2019-2 LLC (the “LLC”), and all or a portion of the remaining loans may be purchased by the LLC prior to March 31, 2020. In connection with the securitization, investors purchased $309 million of notes (the “Notes”) from the LLC. The Notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.
Three classes of Notes were issued by the LLC: approximately $232 million of Class A Notes, approximately $54 million of Class B Notes and approximately $23 million of Class C Notes. The Class A Notes have an interest rate of 2.22 percent, the Class B Notes have an interest rate of 2.44 percent and the Class C Notes have an interest rate of 2.68 percent, for an overall weighted average interest rate of 2.29 percent.
Of the $309 million in proceeds from the transaction, $77 million will be held by the LLC until it purchases all or a portion of the remaining loans or, if not used for that purpose, returned to the investors. In addition, approximately $56 million was used to repay all outstanding amounts previously drawn under Marriott Vacations Worldwide’s $250 million warehouse credit facility, approximately $4 million was used to pay transaction expenses and the remainder will be used for general corporate purposes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.

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